Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

CONTACT: David Castaneda

INVESTOR & MEDIA RELATIONS

1-888-948-2036

E-mail: Info@Cheniere.com

Cheniere Energy Announces Election of Robin West to Board of Directors

Houston – February 2, 2004 – Cheniere Energy, Inc. (AMEX: LNG) announced today that J. Robinson (Robin) West has been elected to the Board of Directors of the company.

Mr. West is Chairman of the Board and founder of PFC Energy, Inc., a consulting firm which advises chief executives of leading international oil and gas companies and national oil companies on corporate strategy, portfolio management, acquisitions, divestitures, and investor relations. Before founding PFC in 1984, Mr. West served in the Reagan Administration as Assistant Secretary of the Interior for Policy, Budget and Administration, with responsibility for US offshore oil policy, where he managed the $14 billion per year Outer Continental Shelf (OCS) policy. Prior to that, he was First Vice President with Blyth, Eastman, Dillon & Co., an investment banking firm. He also served in the Ford Administration as the Deputy Assistant Secretary of Defense for International Economic Affairs and on the White House Staff. Mr. West is a member of the Secretary of Energy Advisory Board, the National Petroleum Council and the Council on Foreign Relations.

Cheniere’s Chairman and CEO, Charif Souki, said, “Robin brings a perspective and a depth of experience that will be of considerable value to Cheniere as we expand the scope of our operations significantly in the coming years. We are very happy to have him join Cheniere’s board.”

Cheniere Energy, Inc. is a Houston-based developer of LNG Receiving Terminals and a Gulf of Mexico E&P company. Cheniere is developing Gulf Coast LNG Receiving Terminals in Sabine Pass, LA, and Corpus Christi, TX. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, Texas. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere also owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. which owns 91%.

Additional information about Cheniere Energy, Inc. may be found on its Web site at www.Cheniere.com, by contacting the company’s investor and media relations department toll-free at 888-948-2036 or by writing to: Info@Cheniere.com.

Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company’s business are set forth in the company’s periodic reports that are filed with and available from the Securities and Exchange Commission.